October 15, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 13, 2014, to be filed by our former client, the Microwave Filter Company, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ EFP Rotenberg LLP

EFP Rotenberg LLP
Rochester, New York